EXHIBIT 4.2

Appendix A-1

Subscription Agreement

THE SHARES DESCRIBED IN THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. IN ADDITION, THE ISSUANCE OF THE SHARES HAS NOT BEEN QUALIFIED UNDER ANY STATE SECURITIES LAWS (COLLECTIVELY, "STATE ACTS"), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS. IT IS UNLAWFUL TO CONSUMMATE A SALE OR OTHER TRANSFER OF THE SHARES OR ANY INTEREST IN THE SHARES TO, OR TO RECEIVE ANY CONSIDERATION FOR THE SHARES FROM ANY PERSON OR ENTITY, WITHOUT THE OPINION OF COUNSEL FOR BMC CAPITAL (THE "COMPANY") THAT THE PROPOSED SALE OR OTHER TRANSFER OF THE SECURITIES DOES NOT AFFECT THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND THAT SUCH PROPOSED SALE OR OTHER TRANSFER IS IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS. THE COMPANY MAY, IN ITS DISCRETION, WAIVE THE REQUIREMENT FOR SUCH A LEGAL OPINION.

BMC Capital, Inc.

SUBSCRIPTION AGREEMENT

This Agreement is entered into effective as of _________________________, hereinafter the "Effective Date", by BMC Capital, Inc. and Subscriber. Capitalized terms used but not otherwise defined in the main body of this Agreement are defined Appendix A, which is attached and incorporated into this Agreement by reference.

Recitals

A.      Subscriber desires to purchase and receive from BMC Capital, Inc. and BMC Capital, Inc. desires to issue and sell to Subscriber, the Shares in consideration of Subscriber's payment of the Purchase Price to American Escrow Company (for the benefit of BMC Capital, Inc.) pursuant to the terms of this Agreement.

B.      In connection with Subscriber's purchase of the Shares, Subscriber agrees to be bound by the terms of BMC Capital, Inc.'s governing documents. Based upon the above recitals and the mutual promises in the Agreement, the Parties agree as follows:

Article 1

Issuance and Sale of Shares and Warrants

1.01. Effective as of the Closing Date, BMC Capital, Inc. issues, sells, transfers, and assigns to Subscriber, and Subscriber irrevocably subscribes for, the Shares in consideration of Subscriber's payment of the Purchase Price and BMC Capital, Inc.'s disbursement to itself of the purchase Price from escrow on the Closing Date, as further described in Article 2 of this Agreement, and for other good and valuable consideration. For each two Shares subscribed, Subscriber will also receive (for no additional consideration) a Warrant to purchase one Share, and having an exercise price of $0.19 per share. Each such Warrant will be exercisable until the later of: (a) six months following the date of BMC Capital's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of BMC Capital's Common Stock to the public; or (b) six months following the date as of which BMC Capital becomes a reporting company through a reverse merger, share exchange or other means.

1.02. Payment. The Subscriber must make payment for the full amount of the purchase price, by check payable to "American Escrow Company, 09S43949 CR6" or by wire transfer of immediately available funds to the following account:

TEXAS CAPITAL BANK

ABA: 111017979

CREDIT TO:        American Escrow Company

ACCOUNT NUMBER 1411008038

RE: 09S43949 CR6

Upon receipt please notify Carla Janousek @ 214-855-8879

Article 2

Closing

2.01. Date and Location. The closing of the purchase and sale of the Shares will take place on the Closing Date. It is not necessary for all Parties to execute this Agreement at the same location.

2.02. Escrow. Concurrently with the execution of this Agreement, Subscriber has delivered the Purchase Price to BMC Capital, Inc., to be held in escrow in an interest-bearing account until disbursed as provided in Section 2.04 of this Agreement.

2.03. Accrued Interest. All interest earned on the Purchase Price will be reported for all federal and state tax purposes to BMC Capital, Inc. and will be disbursed to BMC Capital, Inc. upon the Closing Date or the Termination Date.

2.04. Disbursement of Funds.

(a)      Upon Closing. BMC Capital, Inc. will disburse to itself the Purchase Price (together with all interest earned) on the Closing Date unless BMC Capital, Inc. provides a Termination Notice to Subscriber at least 1 Business Day prior to the Closing Date.

(b)      Upon Termination. If BMC Capital, Inc. elects not to accept Subscriber's subscription under this Agreement and provides a Termination Notice to Subscriber, BMC Capital, Inc. will, within 5 Business Days of the Termination Date, (1) disburse to Subscriber the Purchase Price, and (2) disburse to itself any interest accrued on the Purchase Price.

Article 3

Representations and Warranties

3.01. BMC Capital, Inc. BMC Capital, Inc. represents, warrants, and covenants the following to Subscriber:

(a)      Organization. BMC Capital, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b)      Authority. The making, execution, delivery, and performance of this Agreement by BMC Capital, Inc. constitute valid and binding obligations enforceable in accordance with the terms of this Agreement. BMC Capital, Inc. has obtained all necessary authority, consents, and approvals required to enter into this Agreement and carry out the transactions contemplated in this Agreement.

3.02. Subscriber.

(a)      Representations. Subscriber represents, warrants, and covenants the following to BMC Capital, Inc.:

   (1)      Subscriber is ❑ a ___________________duly organized, validly existing, and in good standing under the laws of the State of ________________ or ❑ an individual resident of the State of  ______________________,   (Check  appropriate box and fill in the blank(s)).

(2)      The making, execution, delivery, and performance of this Agreement by Subscriber constitute valid and binding obligations enforceable in accordance with the terms of this Agreement. Subscriber has obtained all necessary authority, required to enter into this Agreement and carry out the transactions contemplated in this Agreement.

(3)       Subscriber is an "accredited investor," as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act, and alone or with a purchaser representative (if any), is capable of evaluating an investment in the Shares of BMC Capital, Inc. due to Subscriber's knowledge and experience in financial and business matters. If Subscriber is an entity, all of its owners are "accredited investors," as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

(4)       Subscriber recognizes that the possible future performance of BMC Capital, Inc. is not guaranteed and that an investment in BMC Capital, Inc. involves significant risk. Subscriber recognizes that BMC Capital, Inc. has limited financial operating history as a business.

(5)       Subscriber recognizes that the Shares have not been and may not be registered under the Securities Act or under any applicable state securities or blue sky laws, in reliance upon exemptions from the registration requirements, which exemptions may depend, among other things, upon the bona fide nature of Subscriber's investment intent as represented and warranted in this Agreement.

(6)       In addition to any other transfer restrictions, Subscriber understands that the Shares subscribed will be "restricted securities" under the federal securities laws as they are being acquired from BMC Capital, Inc. in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Subscriber acknowledges that the Shares may be required to be held indefinitely unless subsequently registered under the Securities Act or an exemption from registration is available. Subscriber is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Subject to and without limiting the foregoing, Subscriber understands that the Shares may not be publicly traded and that no market may exist for such Shares at the time of any resale.

(7)       Subscriber understands that Subscriber may suffer adverse tax consequences as a result of Subscriber's disposition of the Shares. Subscriber has consulted any tax consultants Subscriber deems advisable in connection with the subscription for or disposition of the Shares and Subscriber is not relying on BMC Capital, Inc. for any tax advice.

(8)       Subject to and without limiting paragraph (6) above, Subscriber will not offer for sale or sell any part of or all of the Shares except (1) upon effective registration of such Shares under the Securities Act, if necessary, and such state blue sky or securities laws as may be in effect from time to time or any legislation substituted for such laws and the rules and regulations under such laws; (2) upon acceptance by BMC Capital, Inc. of an opinion of counsel in such form and by such counsel as may be satisfactory to counsel for BMC Capital, Inc. (or of such other documentation as may be satisfactory to counsel for BMC Capital, Inc.) that registration is not required, including but not limited to such an opinion as related to resale under Rule 144. Subscriber understands that the effect of such representation and warranty is that the Shares must be held indefinitely unless the sale or transfer of the Shares is subsequently registered under applicable state and federal securities laws, or an exemption from such registration is available at the time of any proposed sale or other transfer of the Shares, or all conditions of Rule 144 promulgated under the Securities Act are satisfied. BMC Capital, Inc. is under no obligation to and has no plans to register the Shares, although Subscriber may be entitled to "piggyback" registration rights, subject to BMC Capital, Inc.'s right to limit the number of Shares to be registered based on the advice of its underwriters, including exclusion of piggyback registration rights from a public offering. Further, Subscriber understands that the Shares may not be publicly traded and no market may exist for them.

(9)         The Shares sought to be subscribed for by the Subscriber are being subscribed and purchased only for the account of the Subscriber and not on behalf of any other Person.

(10)         No Person other than the Subscriber has or will have any direct or indirect beneficial interest in the Shares. The Subscriber has no agreement, arrangement, or understanding for transfer of the Shares or any interest in the Shares to any other Person or Persons.

(11)         The Shares are being subscribed for by the Subscriber for the purpose of holding for investment and not with a view to any further distribution, assignment, or resale to others.

(12)         Subscriber understands that no federal or state agency has passed upon the Shares, or made any finding or determination as to the fairness of the investment or any recommendation or endorsement of the Shares.

(13)         The Purchase Price of the Shares has been determined by BMC Capital, Inc. and is set at a price BMC Capital, Inc. believes reflects a discount to the current market value of the Shares. Shares may be issued at a later date for a higher or lower price.

(14)         Subscriber (1) has sufficient knowledge and experience in finance, securities, investments, and business matters, and/or has the advice or representation of a qualified Person having sufficient knowledge and experience, to be able to evaluate the merits and risks of an investment in such securities of BMC Capital, Inc. and to make an informed decision with respect to the investment; (2) has been given or had access to sufficient information regarding the proposed arrangement and BMC Capital, Inc. to evaluate the merits and risks of the investment in BMC Capital, Inc.; and (3) is able to bear the economic risk of the investment in BMC Capital, Inc. and to hold the same for purposes of investment.

(15)         Subscriber's investment in the Shares sought to be subscribed for does not constitute more than 20% of the Subscriber's net worth.

(16)         Subscriber acknowledges that BMC Capital, Inc. has provided to Subscriber a copy of the Subscription Agreement pursuant to which BMC Capital, Inc. has offered an opportunity to acquire the Shares. Subscriber has carefully read and understands the information set forth in the Subscription Agreement.

(17)         Subscriber has been given an opportunity to ask questions of, to the extent the Subscriber deemed necessary, has asked questions of and received answers from, the BMC Capital, Inc. concerning the Shares, the terms and conditions of the Offering, the BMC Capital, Inc., and its anticipated affairs. The Subscriber has been given or afforded access to all documents, records, books, and additional information it has requested regarding such matters.

(18)         Prior to any sale, transfer, or other disposition of the Shares, if permitted, the Subscriber agrees to comply with the notice provisions and any other transfer restrictions currently existing or later established by BMC Capital, Inc. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel to render the opinions required in this Agreement, and, if requested by BMC Capital, Inc., addressed to BMC Capital, Inc. and satisfactory in form and substance to BMC Capital, Inc., stating that, in the opinion of such counsel, such transfer will be a transaction exempt from registration under all applicable federal and state securities laws and that all consents, approvals, or authorizations to such transfer have been obtained. If BMC Capital, Inc. requests such an opinion, the Subscriber will not sell, transfer, or dispose of the Shares unless and until such opinion has been delivered to BMC Capital, Inc. and BMC Capital, Inc. acknowledges that it is satisfactory.

(19)         If Subscriber is an individual and Subscriber's spouse has not executed this Agreement, Subscriber represents and warrants that (1) Subscriber is not currently married; or (2) Subscriber and Subscriber's spouse have in existence a separate property regime.

(20)         The representations and warranties contained in this Agreement made by Subscriber are true, correct, and complete as of the Effective Date and do not omit any material fact necessary to make the statements made in this statement by the Subscriber not misleading. If there should be any adverse change in said information prior to this subscription being accepted, Subscriber will immediately provide BMC Capital, Inc., if applicable, with accurate and complete information concerning any such change.

(21)         The undersigned is not subscribing for the Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to the undersigned in connection with investments in securities generally.

(b) Suitability Letter. Concurrently with the execution of this Agreement, Subscriber has completed and executed the Suitability Letter, the terms of which are incorporated into this Section 3.02 by reference.

Article 4

Indemnification
4.01. Indemnification.

(a)       BMC Capital, Inc. BMC Capital, Inc. will defend, indemnify, and hold harmless each Company Indemnitee from and against any and all direct and third party Claims and Losses arising or alleged to arise from BMC Capital, Inc.'s breach of any of BMC Capital, Inc.'s representations, warranties, or covenants made under this Agreement.

(b)       Subscriber. Subscriber will defend, indemnify, and hold harmless each Subscriber Indemnitee from any and all direct and third party Claims and Losses arising or alleged to arise from Subscriber's breach of any of Subscriber's representations, warranties, or covenants made under this Agreement.

(c) Non-Exclusivity. The Parties' obligations under this Section 4.01 are in addition to any rights and remedies that any indemnitees may have at law, in equity, or otherwise.

Article 5

General Provisions

5.01. Assignment. Neither Party will assign this Agreement without the prior written consent of the other Party. Subject to the forgoing, this Agreement and its terms and provisions inure to the benefit of and are binding upon the Parties and their respective successors, heirs, and assigns.

5.02. Governing Law and Venue. This Agreement will be construed in accordance with and governed by the internal law of the State of Nevada (without reference to its rules as to conflicts of law). The Parties irrevocably submit to the jurisdiction of any state or federal court in Harris County, Nevada, with respect to any action or proceeding arising out of or relating to this Agreement. The Parties consent to and grant to any such court jurisdiction over the persons of such Parties and over the subject matter of any such dispute.

5.03. Waiver of Trial by Jury. THE PARTIES EXPRESSLY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

5.04. Interpretations in Writing. Despite the possibility that one Party or its representatives may have prepared the initial draft of this Agreement or played a greater role in the preparation of subsequent drafts, the Parties agree that neither of them will be deemed the drafter of this Agreement and that, in construing this Agreement, no provision will be construed in favor of one Party on the ground that such provision was drafted by the other. If any claim is made by a Party relating to any conflict, omission, or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of either Party or its counsel.

5.05. Amendment. Alterations, modifications, or amendments of a provision of this Agreement will not be binding unless such alteration, modification, or amendment is in writing and signed by an authorized representative of each Party.

5.06. Waiver. A waiver by a Party of any provision of this Agreement in any instance will not be deemed a waiver of such provision, or any other provision of this Agreement, as to any future instance or occurrence. All remedies, rights, undertakings, and obligations contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, or obligation of a Party.

5.07. Entire Agreement. This Agreement and the Suitability Letter contain the entire understanding of the Parties and supersede all previous verbal and other written agreements between the Parties with respect to the subject matter of this Agreement. This Agreement does not create any relationship between the Parties except as expressly stated.

5.08. Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement will not affect the validity or enforceability of any other of its provisions. If one or more provisions of this Agreement are declared invalid or unenforceable, the remaining provisions will remain in full force and effect and will be construed in the broadest possible manner to effectuate the purposes of this Agreement.

5.09. Captions. The headings and captions of this Agreement are inserted for reference convenience and do not define, limit or describe the scope or intent of this Agreement or any particular section, paragraph, or provision of this Agreement. Unless otherwise expressly provided, the words "include(s)," "included," or "including" do not limit the preceding words or terms. Pronouns will refer to the masculine, feminine, neuter, singular or plural as the context will require.

5.10. Notices. All notices, requests, or consents required or permitted under this Agreement will be in writing (including electronic form) and will be delivered to the address set forth by each Party in this Agreement, or to such other party and/or address as any of such Parties may designate in a written notice served upon the other Parties in the manner provided for in this Agreement. Each notice, request, consent, or other communication will be given and will be effective: (1) if delivered by hand, when so delivered; (2) if delivered by nationally recognized overnight courier service or sent by United States Express Mail, upon confirmation of delivery; (3) if delivered by certified or registered mail, on the third following Business Day after deposit with the United States Postal Service; or (4) if delivered by facsimile, upon confirmation of successful transmission, and if delivered by email, upon confirmation of receipt by the other party in writing by return email.

5.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Parties, each of which will be enforceable against the Parties actually executing such counterparts, and all of which together will constitute one instrument. This Agreement may be executed by facsimile signature; such signature is deemed an original signature.

5.12. Litigation Expense. In any suit or action brought to enforce any term, condition, or covenant of this Agreement, or to recover damages arising from any breach of this Agreement, the losing Party will pay the substantially prevailing or successful Party's reasonable attorneys' fees and all other reasonable costs and expenses that may be incurred by the successful Party in any suit, action or in any reviews or appeals, including those fees and costs incurred in any bankruptcy case or proceeding.

5.13. Survival. The terms of Articles 3, 4, and 5, and Appendixes A and B of this Agreement survive the Closing Date or Termination Date, as applicable, indefinitely, and the terms of Section 1.01 of this Agreement will survive until Subscriber's payment obligations are fulfilled.

(Signature Page Follows)

Signature Page Subscription Agreement

The Parties have executed this Agreement duly authorized effective as of the Effective Date.

BMC Capital, Inc.	SUBSCRIBER

BMC Capital, Inc.

By:	By:

Printed Name	Printed Name

Title	Title

I, _________________________________ , spouse of ,  ___________________________have read and approve this Agreement. In consideration of BMC Capital, Inc. granting my spouse the right to purchase the Shares as set forth in this Agreement, I agree to be irrevocably bound by this Agreement, and further agree that any community property or similar interest that I may have in the Shares will be similarly bound by this Agreement. I appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under this Agreement.

Signature______________________________________

Printed Name___________________________________

Appendix A-1

Subscription Agreement

Definitions

As used in this Agreement, the following defined terms have the meanings set forth below. The definition of a term applies to all variants of the term. Where a plural term is defined, reference to a singular form refers to a single member of the group defined by the plural term. If the group defined by a plural term consists of one member, it is equivalent to the singular.

(a)       "Affiliate" means: (1) any Person that directly or indirectly through one or more intermediaries, alone or through an affiliated group, controls, is controlled by, or is under common control with, such specified Person; (2) any Person that is an officer, director, partner, member, shareholder, trustee, or employee of, or serves in a similar capacity with respect to, such specified Person (or an Affiliate of such specified Person); or (3) any Person that, directly or indirectly, is the beneficial owner of 50% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of 50% or more of any class of equity securities. For purposes of this definition, the terms "controlling," "controlled by," or "under common control with" will mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)       "Agreement" means this Subscription Agreement dated effective as of the Effective Date, as it may be amended from time to time, including all appendixes, exhibits, addendums, and other attachments that are incorporated into this Agreement.

(c)       "Business Day" means any day other than Saturday, Sunday, or any federal legal holiday of the United States of America.

(d)       "Claim" means each and every claim, request, accusation, allegation, assertion, complaint, petition, demand, suit, action, proceeding, and cause of action of every kind and description, INCLUDING CLAIMS FOR A PARTY'S OWN NEGLIGENCE.

(e)       "Closing Date" means the date that the Company elects to accept Subscriber's subscription for the Shares and close the purchase and sale under this Agreement as set forth in a written notice from the Company to Subscriber.

(f)       "Shares" means 26,000,000 shares of voting common stock in the Company, subject to dilution, sold and transferred under this Agreement to Subscribers in consideration of Subscribers' payment of the Purchase Price to the Company. The shares are subject to dilution.

(g)       "Loss" means each and every liability, loss, damage, and injury (including injury or damage to any property right, and injury, damage, or death to any Person), wound, wrong, hurt, harm, expense, deficiency, diminution in value, obligation, expenditure and disbursement of any kind or nature (including all fees, costs, and expenses of investigation, travel expenses, and value of time expended by personnel), settlement, fine, fee, cost, cost of court, and all expenses of litigation (including reasonable attorneys' fees) incident to any of the foregoing.

(h)       "Company" means BMC Capital, Inc., a Nevada corporation, with offices at 2700 Lincoln Plaza 500 North Akard, Dallas, TX 75201.

(i)       "Company Indemnitee" means Subscriber and its respective officers, directors, members, managers, partners, shareholders, agents, employees, trustees, successors, and assigns.

(j)       "Party" and "Parties" means the Company and Subscriber, as applicable.

(k)     "Person" means an individual, partnership, general partner, limited partner, Corporation, corporation, trust, estate, real estate investment trust, association, or any other legally recognized entity or organization.

(1)    "Price Per Share" means $0.19.

(m)             "Purchase Price" means the amount of money Subscriber has committed to be contributed to the Company under this Agreement in consideration of the sale of the Shares to Subscriber, and is equal to the number of Shares multiplied by the Price Per Share, or $ _________________________.

(n)             "Securities Act" means the Securities Act of 1933, as may be amended from time to time.

(o)             "Subscriber"     means  _____________________________,   with offices at _________________________________________________.

(p)             "Suitability Letter" means that certain Subscription of Shares suitability Letter dated to be effective as of the Effective Date completed and executed by Subscriber, which is attached and incorporated by reference into this Agreement under Appendix A-2.

(q)             "Subscriber Indemnitee" means the Company, its Affiliates, and their respective officers, directors, members, managers, partners, shareholders, agents, employees, trustees, successors, and assigns.

(r)             "Termination Date" means the date that the Company delivers a Termination Notice to Subscriber pursuant to Section 2.04 of this Agreement.

(s)           "Termination Notice" means a written notice from Company to Subscriber notifying Subscriber that Company is not accepting Subscriber's subscription of the Shares under this Agreement.